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                                                  Exhibit 10.48


XXXX Confidential treatment has been requested for this information pursuant to Rule 24B-2.

November 7, 1995



John L. Castello
Chairman, President and Chief Executive Officer
XOMA Corporation
2910 Seventh Street
Berkeley, California  94710

                     Re:  E5(r) Agreement

Dear Jack:

          This letter agreement ("Agreement") amends the letter agreement dated July 14, 1993 (the "Letter") between XOMA Corporation ("XOMA") and Pfizer Inc. ("Pfizer") with respect to the parties' continuing collaboration on a double-blinded, placebo-controlled clinical trial (the "Trial") of the E5(r) product (the "Product") in the United States.

          1.  Estimated Costs of Trial

          (a) The parties currently anticipate that the Trial may cost as much as XXXX. Attached hereto as Appendix A is a budget reflecting the parties' current estimated costs of the Trial, which estimate includes, but is not limited to, past and anticipated costs of Trial design; institutional grants for patient enrollment and evaluation; clinical supplies; use of one or more CROs to monitor the Trial; and analysis, reporting and preparation of Trial results. For purposes of this Agreement, the parties' internal costs (overhead, salaries, etc.) will be borne by the parties and will not be charged to the Trial or otherwise paid or reimbursed out of the XXXX.

          (b) Without the prior written approval of both parties, the costs of the Trial will not exceed XXXX.
If either party anticipates that such costs will, or are reasonably likely to, exceed XXXX, such party will notify the other and the parties will promptly negotiate in good faith to determine whether to continue the Trial and, if so, to establish responsibility for funding such excess.

          2.  Trial Expenses:  Accounting and Payment




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          (a)  Of the XXXX in budgeted costs referred to
above and in Appendix A, over XXXX has been incurred as of the date hereof. The parties acknowledge that XOMA has fulfilled its obligation to fund its share of the first
XXXX of the costs in accordance with the letter dated September 7, 1995 from XOMA to Pfizer, a copy of which is attached as Appendix B. In this connection, XOMA hereby confirms that it has transferred ownership to Pfizer of approximately 450 liters of ascites identified on Appendix C, attached hereto, and that it will store such ascites at XOMA for up to two years from the date hereof. Accordingly, the parties agree that there is no remaining liability or obligation due from either party to the other with respect to the first XXXX. Pfizer will supply all bulk E5 material for the remainder of the Trial (currently estimated to have a cost of approximately XXXX) at no cost to XOMA. All future budgeted cash out-of-pocket expenditures beyond those included in the XXXX referred to above (up to a maximum of XXXX) will be shared equally by Pfizer and XOMA as set forth in more detail below. Any unbudgeted expenditure which exceeds $50,000 will require the prior written approval of both parties.

          (b) The provisions of the Letter calling for alternate payments of the Trial costs (i.e., the first sentence of paragraph 4(b) and Appendix C attached to the Letter) are hereby nullified. In the future, Pfizer will send quarterly invoices to XOMA for fifty percent (50%) of the costs (excluding bulk E5 material costs) incurred during each such quarter. (The amount to be invoiced to XOMA is sometimes referred to in this Agreement as the "Invoiced Amount" and the total quarterly costs, excluding bulk E5 material costs, are sometimes referred to in this Agreement as the "Full Quarterly Costs." The Invoiced Amount will be 50% of the Full Quarterly Costs.) Within 30 days after XOMA's receipt of each invoice and the related complete expenditure and patient accrual report described in paragraph 2(c) below. XOMA will either (i) pay the total Invoiced Amount in cash, or (ii) XXXX will become a credit against any future royalties payable by Pfizer from U.S. sales of the Product under the License Agreement between the parties dated June 9, 1987 (the "License Agreement"). Each thirty-day option will relate to a specific invoice and will not be applicable to or otherwise affect any previous or future invoices. If XOMA fails to make timely any

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payment on an invoice XXXX,
Pfizer will have the option of either treating the nonpayment or underpayment as a material breach or taking a credit against royalties equal to XXXX.
Royalties will not be reduced under
this paragraph 2(b) by more than thirty percent (30%) in any year. Credits in excess of thirty percent (30%) will be deferred from year to year, as necessary.

          (c) Within forty-five (45) days of the close of each calendar quarter during which the Trial expenses are incurred, Pfizer shall provide XOMA with a report on Trial expenditures and patient accruals and an invoice for costs for which XOMA is responsible hereunder, covering such costs incurred during the quarter then most recently ended. Each quarterly report shall be in the form of Appendix D attached hereto and shall set forth both patient accruals and actual or forecast expenditures during (i) the quarter then most recently ended; (ii) the entire period of the Trial to date; (iii) the then current quarter; and (iv) the then current calendar year. In the case of a report for the fourth quarter of a year, the current year will be replaced by the following year. All historical expenditure information will be supplied with comparative information on budgeted levels of expenditure. Each invoice for costs for which XOMA is responsible hereunder shall reflect only expenditures contemplated by the budget and shall be accompanied by reasonable supporting documentation.

          3.  Centocor Litigation Expense Sharing

          Pfizer and XOMA have earlier agreed orally that as a result of past litigation with Centocor Inc., if the Product is approved by the FDA, XOMA has an obligation to reimburse Pfizer a total amount equal to Eight Million Four Hundred Sixty-Four Thousand Nine Hundred Forty Dollars ($8,464,940) for attorneys fees and other legal costs incurred, provided that such reimbursement will be made only through the reduction of royalties otherwise payable by Pfizer to XOMA on U.S. sales of the Product and provided further that the combined reduction of royalties for Centocor litigation costs and the deferred Trial costs described in Paragraph 2(b) above will not reduce royalties otherwise payable to XOMA by more than thirty percent (30%) in the aggregate in any year. Amounts in excess of thirty percent (30%) in any year will be deferred from year to year, as necessary.

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          4.  Termination

          (a) Early Termination of Trial. It is possible that, after reviewing interim data of the Trial, the Safety Monitoring Board will determine that the Trial should be terminated before completion, either because of positive or negative results. If such a determination is made, the parties will share equally the reasonable costs of closing out the study sites and winding down the Trial.

          (b)  Trial Costs Exceed XXXX.  Either party
may terminate its obligations to fund any future costs or expenses of the Trial by giving thirty (30) days' prior written notice to the other party if Trial costs exceed XXXX and the parties have not then agreed, pursuant to Paragraph l(b), to fund such excess. If either party terminates under this Paragraph 4(b) and the other party, by written notice, elects to continue the Trial, the terminating party shall use commercially reasonable efforts to cooperate with the continuing party at the election and expense of the continuing party. If XOMA is the continuing party, Pfizer shall attempt to minimize any delay or interruption in the Trial's progress occasioned by a change in the identity of the sponsor of the IND for the Trial.

          (c) Termination for Breach. If either party commits a material breach of this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice of breach, the non-breaching party may, by written notice to the breaching party, elect either (i) to continue the Trial at its own cost or (ii) close out the study sites and wind down the Trial, in which case the breaching party shall, subject to the maximum expenditure level set forth in paragraph 2(a), be responsible for one-half of the costs of doing so. In either case, the non-breaching party shall also be free to pursue any remedies for the breach to which is it entitled.

          (d) Termination without Cause. Either party may terminate its obligations to fund any future costs or expenses of the Trial without cause at any time, by giving ninety (90) days' prior written notice to the other party. If a party terminates under this paragraph 4(d), the provisions of paragraph 4(b) shall apply as if the Trial costs exceeded
XXXX and the parties did not agree to fund such excess.
If Pfizer elects to continue the Trial after termination by XOMA pursuant to this paragraph 4(d), the result of multiplying 50% of the Trial costs incurred by Pfizer after the date of termination,

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up to the difference between (i) XXXX; and
(ii) the total Trial costs incurred by the parties as of the date of termination, by XXXX will become a credit against any future U.S. royalties payable by Pfizer under the License Agreement. XOMA'S obligation in the preceding sentence shall be subject to the maximum expenditure level set forth in paragraph 2(a).

          5.  Future Purchases of Ascites

          If Pfizer desires to purchase additional ascites from XOMA, the purchase price will be XXXX/liter, for any orders placed and paid for before two years from the date hereof. For any subsequent orders, the parties will negotiate prices in good faith.

          6.  Effect on Other Agreements

          (a) Except as modified hereby, the terms of the Letter shall remain in full force and effect. In particular, Paragraphs 1(b), 2, 4(c), 6 and 7 of the Letter remain in full force and effect, and essentially unchanged.

          (b) In the event of any conflict between this Agreement and the Letter, this Agreement shall govern.

          If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this Agreement.

                                   Sincerely yours,

                                   Pfizer Inc.


                                   By/s/ Karen Katen
                                   ____________________
                                     Karen L. Katen

Acknowledged and agreed
this 9th day of November, 1995.
XOMA Corporation

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By/s/ John L. Castello
_______________________


John L. Castello
Chairman, President and Chief Executive Officer
























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